As filed with the Securities and Exchange Commission on September 14, 2005


                                                               FILE NO. 70-09811


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1

                                       TO

                                    FORM U-1

                             APPLICATION-DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ------------------------------

                              Allegheny Energy, Inc.
                            Allegheny Ventures, Inc.
                      Allegheny Energy Service Corporation
                              800 Cabin Hill Drive
                              Greensburg, PA 15601

                     --------------------------------------


                             Allegheny Energy, Inc.
                              800 Cabin Hill Drive
                              Greensburg, PA 15601


 (Name of top registered holding company parent of each applicant or declarant)

                  The Commission is requested to send copies of
                    all notices, orders and communications in
                connection with this Application-Declaration to:



Kathryn L. Patton                      Clifford M. Naeve
Deputy General Counsel                 William C. Weeden
Allegheny Energy, Inc.                 Kathleen L. Barron
800 Cabin Hill Drive                   Skadden, Arps, Slate, Meagher & Flom LLP
Greensburg, PA  15601                  1440 New York Avenue, NW
                                       Washington, D.C. 20005

     Applicants hereby withdraw, as of this date, the Application-Declaration filed with the Securities and Exchange Commission in this matter on December 29, 2000.

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this amendment to their Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.



Date:    September 14, 2005

                                          Allegheny Energy, Inc.


                                          By:      /s/ Kathryn L. Patton
                                                   --------------------------
                                          Title:   Deputy General Counsel of
                                                   Allegheny Energy, Inc.



                                          Monongahela Power Company


                                          By:      /s/ Kathryn L. Patton
                                                   --------------------------
                                          Title:   Deputy General Counsel of
                                                   Monongahela Power Company